UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported):  June 7, 2010 (May 25, 2010)

Oreon Rental Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-156077	98-0599151
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 California Ave., Tower B-210, BAkersfield, CA 93309
 (Address of principal executive offices)

Registrant’s telephone number, including area code:     (661) 377-2911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

On May 25, 2010, Oreon Rental Corporation (the “Company”) agreed to issue 31,250 shares (the “Shares”) of Common Stock, $0.00001 par value per share, of the Company (“Common Stock”) to New World Petroleum Corp. (“New World”). The Shares were issued to repay New World in full for its payment of certain fees totaling $125,000 on behalf of the Company, which were paid to Desert Discoveries, LLC (“Desert Discoveries”) in connection with that certain Option Agreement between the Company and Desert Discoveries dated May 11, 2010 (the “Option Agreement”).  Additional information regarding the Option Agreement is included in the Company’s Current Report on Form 8-K filed on May 17, 2010.

On June 2, 2010, the Company completed a private placement of 50,000 Units to New World. Each Unit consisted of one share of Common Stock, and one share purchase warrant (a “Warrant”). Each Warrant entitles the holder to purchase one additional share of Common Stock at a price of $6.40 per share at any time until June 2, 2013. The Company sold each Unit at a price of $4.00 per Unit, which represents total proceeds of $200,000. The proceeds will be used to make certain payments required under the Option Agreement and for general operating expenses.

Upon issuance of the Shares and the Units, New World owned 181,250 shares of Common Stock, or 14.03% of the issued and outstanding shares of the Common Stock of the Company.

Neither the Shares, nor the shares of Common Stock and Warrants comprising the Units, were registered under the Securities Act. Each private placement described above was completed in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933. New World has represented to the Company that it is not a US person as defined in Regulation S, and that it is acquiring the securities issued by the Company for investment purposes only and not with a view towards distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2010	OREON RENTAL CORPORATION

	By:	/s/ Alvaro Vollmers
Alvaro Vollmers, President